Exhibit 99.1

Execution Copy

ASSET PURCHASE AGREEMENT

between

MORTON CUSTOM PLASTICS, LLC,
a Delaware limited liability company,
MORTON LEBANON KENTUCKY IBRB, LLC,
a Delaware limited liability company,

and

WILBERT, INC.,
an Illinois corporation.

Dated as of October 31, 2002

TABLE OF CONTENTS

ARTICLE I ACQUISITION OF THE SELLER BUSINESS		1
1.1	Purchase and Sale of Thermoforming	1
1.2	Purchase and Sale of Injection Molding	2
1.3	Excluded Assets	4
1.4	Thermoforming Assumed Liabilities	5
1.5	Injection Molding Assumed Liabilities	5
1.6	Excluded Liabilities	6
ARTICLE II THERMOFORMING CLOSING		6
2.1	Thermoforming Closing	6
2.2	Thermoforming Purchase Price	6
2.3	Deliveries by Seller	6
2.4	Deliveries by Buyer	6
2.5	Allocation	6
2.6	Deemed Consents and Cures	7
ARTICLE III INJECTION MOLDING CLOSING		7
3.1	Injection Molding Closing	7
3.2	Injection Molding Purchase Price	7
3.3	Deliveries by Seller	7
3.4	Deliveries by Buyer	7
3.5	Allocation	8
3.6	Deemed Consents and Cures	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		8
4.1	Organization and Qualification	8
4.2	Due Execution	8
4.3	Noncontravention	8
4.4	Taxes	9
4.5	Litigation	9
4.6	Intellectual Property	9
4.7	Tangible Personal Property	9
4.8	Employee Relations; Employee Benefits	9
4.9	Compliance with Laws	9
4.10	Financial Statements	10
4.11	Absence of Certain Changes or Events	10

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		12
5.1	Organization and Qualification	12
5.2	Due Execution	12
5.3	Noncontravention	12
5.4	Litigation	13
5.5	Financing	13
5.6	No Other Representations or Warranties	13
ARTICLE VI COVENANTS		13
6.1	Operation of the Business	13
6.2	Access	14
6.3	Records and Documents	14
6.4	Bankruptcy Proceedings	14
6.5	Good Faith Deposits	16
6.6	Confidentiality	16
6.7	Reasonable Efforts	16
6.8	Removal of Thermoforming Assets	16
6.9	Employee Matters	17
6.10	Competing Transaction	17
6.11	Communications	17
6.12	Non-Solicitation	18
6.13	Boeing Lease	18
6.14	Transition Services Agreement	18
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE		18
7.1	Conditions Precedent to Buyer's Obligations	18
7.2	Conditions Precedent to Seller's Obligations	20
ARTICLE VIII TERMINATION		21
8.1	Termination of Agreement	21
8.2	Effect of Termination	22
8.3	Expense Reimbursement; Break-Up Fee	22
ARTICLE IX GENERAL PROVISIONS		23
9.1	Notices	23
9.2	Expenses	24
9.3	Risk of Loss	24
9.4	Limitation of Liability	24

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9.5	Governing Law, Jurisdiction	24
9.6	Entire Agreement	24
9.7	Successors and Assigns	24
9.8	Headings	25
9.9	Counterparts	25
9.10	Severability	25
9.11	No Third Party Beneficiaries	25
9.12	Construction	25
9.13	No Waiver	25
9.14	Survival of Representations and Warranties	25
9.15	Transfer Taxes	25

iii

Execution Copy

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement"), is entered into as of October 31, 2002, by and between MORTON CUSTOM PLASTICS, LLC, a Delaware limited liability company ("MCP"), MORTON LEBANON KENTUCKY IBRB, LLC, a Delaware limited liability company ("MLK" and, together with MCP, "Seller"), and WILBERT,  INC., an Illinois corporation ("Buyer").

RECITALS:

        WHEREAS, Seller manufactures and supplies highly engineered plastic components and subassemblies used in off-road recreational vehicles, home appliances, aircraft interiors, electronic equipment enclosures and covers, marine engines and commercial lighting products within the construction, agricultural, recreational and industrial equipment industry through its thermoforming business (the "Thermoforming Business") and through its injection molding business (the "Injection Molding Business," and together with the Thermoforming Business, the "Seller Business"); and

        WHEREAS, Seller leases a facility in Lebanon, Kentucky (the "Facility") from the City of Lebanon, Kentucky, and MLK is the holder of industrial revenue bonds issued by the City of Lebanon, Kentucky relating to the Facility; and

        WHEREAS, Buyer desires to acquire substantially all of the assets and is willing to assume certain specified liabilities of the Seller Business, and Seller is willing to convey and assign the same all on the terms and conditions hereinafter set forth; and

        WHEREAS, it is anticipated that Seller shall commence, in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), a voluntary petition for relief in a bankruptcy case (the "Bankruptcy Case") filed under Chapter 11, Title 11, United States Code (the "Bankruptcy Code") and shall seek Bankruptcy Court approval of this Agreement.

        NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

        As used in this Agreement, capitalized terms shall have the meanings set forth or referenced in Exhibit A.

ARTICLE I

ACQUISITION OF THE SELLER BUSINESS

        1.1.    Purchase and Sale of Thermoforming Business.    Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, assign (to the extent legally assignable), transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, free and clear of all Liens, except for Permitted Liens, all of Seller's right, title and interest in and to the following assets as they exist on the Thermoforming Closing Date (collectively, excluding the Excluded Assets, the "Thermoforming Assets"):

                (a)    Machinery and Equipment.    The machinery, equipment, tooling and other tangible personal property owned by Seller related exclusively to the Thermoforming Business and located at Seller's facilities in Harrisburg, North Carolina or Concord, North Carolina, including the machinery, equipment and tooling set forth on Schedule 1.1(a);

                (b)    Inventory.    The raw materials, work-in-progress, finished goods, supplies and spare parts inventories ("Inventory") relating exclusively to the Thermoforming Business;

                (c)    Receivables.    The billed and unbilled accounts receivable of Seller related exclusively to the Thermoforming Business or Assumed Thermoforming Contracts;

                (d)    Intellectual Property.    All of Seller's Intellectual Property related exclusively to the Thermoforming Business;

                (e)    Assumed Thermoforming Contracts.    Each of the agreements, leases, contracts and other commitments set forth on Schedule 1.1(e); provided that (1) the Buyer shall have until the date that is ten business days prior to the hearing for the Approval Order (as defined herein) by the Bankruptcy Court to designate the Assumed Thermoforming Contracts that it wishes the Seller to assume and assign to Buyer, together with such additional agreements, leases, contracts and other commitments relating to the Thermoforming Business that Buyer wishes to assume, and (2) up to two business days prior to the hearing for the Approval Order the Buyer may, in its discretion, remove any executory contracts or unexpired leases from the Assumed Thermoforming Contracts to be assumed and assigned (the "Assumed Thermoforming Contracts");

                (f)    Information Technology; Information and Records.    To the extent transferable, the computer hardware and software and other information technology assets used or held for use by Seller as part of the Thermoforming Business, including websites and URLs, together with all books, records, files, databases, plans, specifications, technical information, confidential information, price lists, promotional materials, advertising copy and data, marketing research and information, competitive analysis, plans and designs of buildings, structures, fixtures and equipment, environmental control, monitoring and test records and all other proprietary information related exclusively to the Thermoforming Business, other than the Intellectual Property included in the Thermoforming Assets, including copies of all tax records and financial records and files in Seller's care, custody or control or otherwise available to it and relating to the Thermoforming Business (collectively, the "Thermoforming Information and Records");

                (g)    Assigned Claims.    All refunds (excluding Tax refunds), reimbursement claims, legal actions, claims and causes of action (excluding Avoidance Actions) related exclusively to the Thermoforming Assumed Liabilities (the "Assigned Thermoforming Claims");

                (h)    Telecom.    To the extent transferable, the telephone and facsimile numbers related exclusively to the Thermoforming Business;

                (i)    Boeing Master Equipment Lease.    Subject to the exercise of Buyer's rights under Section 6.13, the Boeing Master Equipment Lease between Seller and Boeing dated as of June 6, 2000 (as amended from time to time prior to the date of this Agreement, the "Boeing Lease");

                (j)    Rights in Non-Owned Equipment, Machinery and Tooling.    All rights of Seller to continue to use the equipment, machinery, tooling and dies which are not owned by Seller but which are used by Seller in the Thermoforming Business, including without limitation the equipment, machinery, tooling and dies identified on Schedule 1.1(j) (which schedule also identifies the location of such property, its owner and all customer part numbers produced by such property); and

                (k)    Prepaid Expenses/Deposits.    Those prepaid expenses or deposits paid to third parties and identified on Schedule 1.1(k) to the extent they exist as of the Thermoforming Closing.

        1.2.    Purchase and Sale of Injection Molding Business.    Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, assign (to the extent legally assignable), transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, free and clear of all Liens, except for Permitted Liens, all of Seller's right, title and interest in and to the following assets as they exist on the Injection Molding Closing Date (collectively, excluding the Excluded Assets, the "Injection Molding Assets"; and together with the Thermoforming Assets, the "Purchased Assets"):

                (a)    Machinery and Equipment.    The machinery, equipment and other tangible personal property owned by Seller, related to the Injection Molding Business and located at Seller's facilities in Harrisburg, North Carolina, Lebanon, Kentucky, or St. Matthews, South Carolina, including the machinery and equipment set forth on Schedule 1.2(a);

                (b)    Inventory.    The Inventory relating to the Injection Molding Business;

                (c)    Receivables.    The billed and unbilled accounts receivable of Seller related to the Injection Molding Business or Assumed Injection Molding Contracts;

                (d)    Intellectual Property.    All of Seller's Intellectual Property related to the Injection Molding Business;

                (e)    Assumed Injection Molding Contracts.    Each of the agreements, leases, contracts and other commitments set forth on Schedule 1.2(e); provided that (1) the Buyer shall have until the date that is ten business days prior to the hearing for the Approval Order (as defined herein) by the Bankruptcy Court to designate the Assumed Injection Molding Contracts that it wishes the Seller to assume and assign to Buyer, together with such additional agreements, leases, contracts and other commitments relating to the Injection Molding Business that Buyer wishes to assume, and (2) up to two business days prior to the hearing for the Approval Order the Buyer may, in its discretion, remove any executory contracts or unexpired leases from the Assumed Injection Molding Contracts to be assumed and assigned (the "Assumed Injection Molding Contracts");

                (f)    Real Property.    The real property owned by Seller and identified on Schedule 1.2(f), including all buildings, structures and improvements thereon and all appurtenances relating thereto (the "Purchased Real Property").

                (g)    Information Technology; Information and Records.    To the extent transferable, the computer hardware and software and other information technology assets used or held for use by Seller as part of the Injection Molding Business, including websites and URLs, together with all books, records, files, databases, plans, specifications, technical information, confidential information, price lists, promotional materials, advertising copy and data, marketing research and information, competitive analysis, sales records, service records, customer lists and files, other customer information, plats and surveys of the Real Property, plans and designs of buildings, structures, fixtures and equipment, environmental control, monitoring and test records and all other proprietary information relating to the Injection Molding Business, other than the Intellectual Property included in the Injection Molding Assets, including copies of all tax records and financial records and files in Seller's care, custody or control or otherwise available to it and relating to the Injection Molding Business (collectively, the "Injection Molding Information and Records");

                (h)    Assigned Claims.    All refunds (excluding Tax refunds), reimbursement claims, legal actions, claims and causes of action (excluding Avoidance Actions) related to the Injection Molding Assumed Liabilities (the "Assigned Injection Molding Claims");

                (i)    Telecom.    To the extent transferable, the telephone and facsimile numbers related to the Injection Molding Business;

                (j)    Rights in Non-Owned Equipment, Machinery and Tooling.    All rights of Seller to continue to use the equipment, machinery, tooling and dies which are not owned by Seller but which are used by Seller in the Injection Molding Business, including without limitation the equipment, machinery, tooling and dies identified on Schedule 1.2(j) (which schedule also identifies the location of such property, its owner and all customer part numbers produced by such property);

                (k)    Prepaid Expenses/Deposits.    Those prepaid expenses or deposits paid to third parties and identified on Schedule 1.2(k) to the extent they exist as of the Injection Molding Closing; and

                (l)    Bonds.    All of MLK's right, title and interest in and to the industrial revenue bonds issued by the City of Lebanon, Kentucky in connection with the Facility (the "Bonds").

        1.3.    Excluded Assets.    Anything to the contrary notwithstanding, Seller does not agree to sell, assign, transfer or convey, and Buyer does not agree to accept or purchase any of the following assets, rights or properties of Seller (the "Excluded Assets"):

                (a)    Cash.    Any cash or cash equivalents (including any investment or marketable securities, certificates of deposit or bank accounts);

                (b)    Affiliate Transactions.    Any agreements, transactions, accounts, contracts, commitments or arrangements with other groups, sectors, or Affiliates of Seller relating to corporate overhead support, centralized purchasing or other services, including any inter-company accounts receivable;

                (c)    Claims.    Any rights, claims or causes of action (including any Avoidance Actions) of Seller or Seller's Affiliates against any third party, other than the Assigned Thermoforming Claims and Assigned Injection Molding Claims;

                (d)    Employee Benefits.    Any assets or rights under the employee benefit plans of Seller;

                (e)    Insurance.    Any rights or interests under any policies of insurance, including any proceeds (other than as related to any of the Purchased Assets), returns of premiums or prepaid premiums thereunder;

                (f)    Prepaid Expenses/Deposits.    All prepaid expenses or deposits paid to any third party other than as provided on Schedules 1.1(k) and 1.2(k);

                (g)    Tax Refunds.    Any claims, rights or interests of Seller or Seller's Affiliates in and to any prepaid Taxes, Tax installments and refunds for Taxes relating to the Thermoforming Business in respect of periods ending, in whole or in part, on or prior to the Thermoforming Closing Date or relating to the Injection Molding Business in respect of periods ending, in whole or in part, on or prior to the Injection Molding Closing Date;

                (h)    Company Documents.    Seller's operating agreement, minute books, interest record books, Tax returns and other documents or records relating to the organization, maintenance, governance or existence of Seller or any of Seller's Affiliates or which Seller is required by Law to retain;

                (i)    Transaction Records.    Any documents or records (whether or not privileged) prepared in connection with the sale, transfer or other disposition of any of the Purchased Assets, including any bids received from third parties and analyses relating to the Seller Business, the Thermoforming Assets or the Injection Molding Assets;

                (j)    Agreement Rights.    Any rights or interests of Seller under or pursuant to this Agreement, the Ancillary Agreements or any document or instrument contemplated by this Agreement or the transactions contemplated hereby;

                (k)    Records and Documents.    Any records and documents to the extent related to the Excluded Assets or the Excluded Liabilities;

                (l)    Scheduled Excluded Assets.    Any of the assets, rights or properties set forth on Schedule 1.3(l); and

                (m)    Miscellaneous.    Any of the assets, rights or properties of Seller whether tangible, intangible, real or personal, not expressly identified as Purchased Assets in Section 1.1 or Section 1.2 hereof.

        1.4.    Thermoforming Assumed Liabilities.    Upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees to assume, perform, pay and discharge when due each of the following liabilities and obligations of Seller (the "Thermoforming Assumed Liabilities"):

                (a)  all liabilities and obligations arising out of or relating to the Assumed Thermoforming Contracts and, if assumed by Buyer pursuant to Section 6.13, the Boeing Lease, including all cure amounts, as ultimately determined by the Bankruptcy Court, necessary to cure all defaults and to pay all actual or pecuniary losses (the "Cure Amounts") with respect to each of the foregoing;

                (b)  liabilities and obligations, as agreed upon by Buyer and Seller, owed to tooling and other critical vendors with respect to the Thermoforming Business which, in the aggregate with Section 1.5(b) shall be assumed in an amount of $1,000,000 plus a payment to the Seller's estate on behalf of the Seller's estate (but not for or on behalf of the Seller's senior secured lender General Electric Capital Corporation) in an aggregate amount, together with the amounts specified in Section 1.5(b), of $500,000; provided, however, that in any event the total of the assumed liabilities, obligations and payments set forth in this section and in Section 1.5(b) must total, in the aggregate, $1,500,000; and

                (c)  all claims of vendors and trade creditors which were incurred by Seller after the commencement of the Bankruptcy Case and are outstanding as of the Thermoforming Closing Date, incurred in the ordinary course of business with respect to the Thermoforming Business from claimants that provided Seller goods or services in accordance with ordinary course credit terms and all claims of Seller's employees for wages, health or medical benefits, and vacation pay, which claims were incurred after the commencement of the Bankruptcy Case and are outstanding as of the Thermoforming Closing Date and in the case of claims related to employees, if and only to the extent that Buyer offers employment to such employees and such employees accept such employment.

        1.5.    Injection Molding Assumed Liabilities.    Upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees to assume, perform, pay and discharge when due each of the following liabilities and obligations of Seller (the "Injection Molding Assumed Liabilities"; and together with the Thermoforming Assumed Liabilities, the "Assumed Liabilities"):

                (a)  all liabilities and obligations arising out of or relating to the Assumed Injection Molding Contracts, including all Cure Amounts;

                (b)  liabilities and obligations, as agreed upon by Buyer and Seller, owed to tooling and other critical vendors with respect to the Injection Molding Business which, together with liabilities assumed pursuant to Section 1.4(b), shall be assumed in an amount of $1,000,000 plus a payment to the Seller's estate on behalf of the Seller's estate (but not for or on behalf of the Seller's senior secured lender General Electric Capital Corporation) in an aggregate amount, together with the amounts specified in Section 1.4(b), of $500,000; provided, however, that in any of the total of the assumed liabilities, obligations and payments set forth in this section and in Section 1.4(b) must total, in the aggregate, $1,500,000; and

                (c)  all claims of vendors and trade creditors which were incurred by Seller, after the commencement of the Bankruptcy Case and are outstanding as of the Injection Molding Closing Date, incurred in the ordinary course of business with respect to the Injection Molding Business from claimants that provided Seller goods or services in accordance with ordinary course credit terms and all claims of Seller's employees for wages, health or medical benefits, and vacation pay, which claims were incurred after the commencement of the Bankruptcy Case and are outstanding as of the Injection Molding Closing Date, and in the case of claims related to employees, if and only to the extent that Buyer offers employment to such employees and such employees accept such employment.

        1.6.    Excluded Liabilities.    Notwithstanding the foregoing, the following obligations and liabilities that relate to the Seller Business and Purchased Assets shall not be assumed by Buyer (the "Excluded Liabilities"):

                (a)  all liabilities and obligations arising under any contracts, agreements, leases and commitments other than under the Assumed Thermoforming Contracts and the Assumed Injection Molding Contracts;

                (b)  all liabilities and obligations of Seller not expressly identified as Assumed Liabilities in Section 1.4 or Section 1.5;

ARTICLE II

THERMOFORMING CLOSING

        2.1.    Thermoforming Closing.    The closing of the purchase and sale of the Thermoforming Assets and the assignment and assumption of the Thermoforming Assumed Contracts, the Assigned Thermoforming Claims and the Thermoforming Assumed Liabilities (the "Thermoforming Closing") shall take place at the offices of Jenner & Block, LLC on the second business day after satisfaction or waiver of each of the conditions set forth in Sections 7.1 and 7.2 herein, or at such other place, date and time as the parties may agree, but in any event no later than January 15, 2003. The date on which the Thermoforming Closing occurs is hereinafter referred to as the "Thermoforming Closing Date."

        2.2.    Thermoforming Purchase Price.    As purchase price for the Thermoforming Assets (the "Thermoforming Purchase Price"), at the Thermoforming Closing, Buyer shall pay to Seller an amount equal to (a) three million dollars ($3,000,000) plus (b) if the Boeing Lease is not assumed by Buyer prior to Closing pursuant to Section 6.13 hereof, seven hundred fifty thousand dollars ($750,000) (the "Boeing Lease Amounts"), all by bank wire transfer of immediately available funds to the account designated on Schedule 2.2 hereof.

        2.3.    Deliveries by Seller.    At the Thermoforming Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                (a)  an instrument, in form and substance reasonably satisfactory to Buyer and Seller, sufficient to effect the assignment by Seller and assumption by Buyer of the Thermoforming Assumed Liabilities (the "Thermoforming Assignment and Assumption Agreement"), duly executed by Seller;

                (b)  a bill of sale, in form and substance reasonably satisfactory to Buyer and Seller, sufficient to transfer and assign to Buyer all of Seller's right, title and interest in and to the Thermoforming Assets (the "Thermoforming Bill of Sale"), duly executed by Seller; and

                (c)  the certificate of Seller specified in Section 7.1 of this Agreement.

        2.4.    Deliveries by Buyer.    At the Thermoforming Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                (a)  the Thermoforming Purchase Price due at Closing, by wire transfer of immediately available funds in U.S. dollars to the account designated on Schedule 2.2 by Seller;

                (b)  the Thermoforming Assignment and Assumption Agreement, duly executed by Buyer; and

                (c)  the certificate of Buyer specified in Section 7.2 of this Agreement.

        2.5.    Allocation.    The Thermoforming Purchase Price shall be allocated among the Thermoforming Assets in a manner as mutually agreed upon by Seller and Buyer. Seller's initial proposed allocation is set forth on Schedule 2.5. The parties shall use commercially reasonable efforts to agree on such allocation prior to the Thermoforming Closing Date, or as soon thereafter as practicable. Seller and Buyer agree to use such allocation for all Tax purposes, including those matters subject to Section 1060 of the Code. After the parties agree on the allocation, Schedule 2.5 will be replaced with a schedule entitled "Schedule 2.5 (Revised)" setting forth such agreed upon allocation.

        2.6.    Deemed Consents and Cures.    For all purposes of this Agreement (including all representations and warranties of Seller contained herein), Seller shall be deemed to have obtained all required consents in respect of the assignment of each of the Assumed Thermoforming Contracts, and to have cured all defaults thereunder if, pursuant to the Approval Order, Seller is authorized to assume the Assumed Thermoforming Contracts and to assign them to Buyer pursuant to Section 365 of the Bankruptcy Code.

ARTICLE III

INJECTION MOLDING CLOSING

        3.1.    Injection Molding Closing.    The closing of the purchase and sale of the Injection Molding Assets and the assignment and assumption of the Assumed Injection Molding Contracts, the Assigned Injection Molding Claims and the Injection Molding Assumed Liabilities (the "Injection Molding Closing" and, together with the Thermoforming Closing, the "Closings") shall take place at the offices of Jenner & Block on the second business day after satisfaction or waiver of each of the conditions set forth in Sections 7.1 and 7.2 herein, or at such other place, date and time as the parties may agree, but in any event no later than January 15, 2003. The date on which the Injection Molding Closing occurs is hereinafter referred to as the "Injection Molding Closing Date."

        3.2.    Injection Molding Purchase Price.    As purchase price for the Injection Molding Assets, at the Injection Molding Closing, Buyer shall pay to Seller an amount equal to twenty-two million dollars ($22,000,000) (the "Injection Molding Purchase Price"), by wire transfer of immediately available funds to the account designated by Seller on Schedule 2.2.

        3.3.    Deliveries by Seller.    At the Injection Molding Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                (a)  an instrument, in form and substance reasonably satisfactory to Buyer and Seller, sufficient to effect the assignment by Seller and assumption by Buyer of the Injection Molding Assumed Liabilities (the "Injection Molding Assignment and Assumption Agreement"), duly executed by Seller;

                (b)  a bill of sale, in form and substance reasonably satisfactory to Buyer and Seller, sufficient to transfer and assign to Buyer all of Seller's right, title and interest in and to the Injection Molding Assets (the "Injection Molding Bill of Sale"), duly executed by Seller; and

                (c)  the certificate of Seller specified in Section 7.1 of this Agreement.

                (d)  a special or limited warranty deed or deeds (subject only to the applicable Permitted Liens) conveying the Purchased Real Property.

        3.4.    Deliveries by Buyer.    At the Injection Molding Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                (a)  the Injection Molding Purchase Price, by wire transfer of immediately available funds in U.S. dollars to the account designated by Seller on Schedule 2.2;

                (b)  the Injection Molding Assignment and Assumption Agreement, duly executed by Buyer; and

                (c)  the certificate of Buyer specified in Section 7.2 of this Agreement.

        3.5.    Allocation.    The Injection Molding Purchase Price shall be allocated among the Injection Molding Assets in a manner as mutually agreed upon by Seller and Buyer. Seller's initial proposed allocation is set forth on Schedule 3.5. The parties shall use commercially reasonable efforts to agree on such allocation prior to the Injection Molding Closing Date, or as soon thereafter as practicable. Seller and Buyer agree to use such allocation for all Tax purposes, including those matters subject to Section 1060 of the Code. After the parties agree on the allocation, Schedule 3.5 will be replaced with a schedule entitled "Schedule 3.5 (Revised)" setting forth such agreed upon allocation.

        3.6.    Deemed Consents and Cures.    For all purposes of this Agreement (including all representations and warranties of Seller contained herein), Seller shall be deemed to have obtained all required consents in respect of the assignment of each of the Assumed Injection Molding Contracts, and to have cured all defaults thereunder if, pursuant to the Approval Order, Seller is authorized to assume the Assumed Injection Molding Contracts and assign them to Buyer pursuant to Section 365 of the Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer as follows:

        4.1.    Organization and Qualification.    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power to own is properties and carry on the business and operations of the Seller Business as now conducted by Seller. Seller is duly licensed or qualified to do business in each jurisdiction in which it is required to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

        4.2.    Due Execution.    All corporate acts required to be taken by Seller to authorize the execution and delivery of this Agreement and transactions contemplated hereby have been duly and properly taken. This Agreement has been, and the Ancillary Agreements and other documents and instruments to be delivered by Seller at the Thermoforming Closing and the Injection Molding Closing will be, duly and validly executed and delivered by Seller and, assuming this Agreement, the Ancillary Agreements and such other documents and instruments will constitute valid and legally binding obligations of Buyer, will constitute the valid and legally binding obligations of Seller enforceable against it in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors rights generally and except as such enforceability is subject to general principles of equity.

        4.3.    Noncontravention.

                (a)  With regard to the Thermoforming Business, except (x) as set forth on Schedule 4.3(a) and (y) to the extent that it will not result in a Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and instruments contemplated hereby and the consummation by Seller of the transactions contemplated hereby do not (i) require the consent, approval or authorization of any third party or any public authority (other than the Bankruptcy Court), (ii) violate any Law applicable to Seller, or (iii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under, the certificate of incorporation or bylaws of Seller, or any material contract to which Seller is bound.

                (b)  With regard to the Injection Molding Business, except (x) as set forth on Schedule 4.3(b), (y) to the extent that it will not result in a Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and instruments contemplated hereby and the consummation by Seller of the transactions contemplated hereby do not (i) require the consent, approval or authorization of any third party or any public authority (other than the Bankruptcy Court), (ii) violate any Law applicable to Seller, or (iii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under, the certificate of incorporation or bylaws of Seller, or any material contract to which Seller is bound.

        4.4.    Taxes.    Except as set forth on Schedule 4.4, with respect to the Seller Business: (a) Seller has filed all federal, state, local and foreign Tax returns when and as Seller has been or is required by Law to file and (b) Seller has paid all Taxes shown on any such Tax return when and as due and payable by Seller for periods up to and including the date hereof.

        4.5.    Litigation.    Except as set forth on Schedule 4.5, Seller has no Knowledge of any suit, action, claim, arbitration or other proceeding (administrative or otherwise) pending or threatened in writing against Seller relating to the Seller Business, the Thermoforming Assets or the Injection Molding Assets.

        4.6.    Intellectual Property.

                (a)  Schedule 4.6 sets forth a complete and accurate list of all patents, patent applications, registered trademarks and service marks, trademark and service mark applications, material unregistered trademarks and service marks, copyright registrations, copyright applications and domain names owned by the Seller. Other than as set forth on Schedule 4.6, the Seller owns the registered Intellectual Property listed on Schedule 4.6 free and clear of any Lien.

                (b)  To the Knowledge of Seller, (i) Seller has not received written notice that its Intellectual Property infringes or otherwise violates the Intellectual Property of any other Person; and (ii) no other Person is infringing or otherwise violating, and no Intellectual Property owned or used by any other Person infringes or otherwise violates, any Intellectual Property of Seller. Seller has not (x) licensed any of its Intellectual Property to any Person on an exclusive basis, or (y) entered into any agreement limiting its ability to exploit fully any of its Intellectual Property or to transact business in any market or geographical area or with any Person.

        4.7.    Tangible Personal Property.    Except as set forth on Schedule 4.7, (a) Seller owns good and marketable title to the Purchased Assets and (b) at the Thermoforming Closing, the Buyer will receive the Thermoforming Assets and, at the Injection Molding Closing, the Buyer will receive the Injection Molding Assets, in each case free and clear of Liens except for Permitted Liens.

        4.8.    Employee Relations; Employee Benefits.    With respect to the Business, (i) there are no strikes, work stoppages or material disputes pending, or to Seller's Knowledge, threatened, that involve employees of the Seller Business, (ii) the employees of the Seller Business are not currently represented by any labor union, (iii) to Seller's Knowledge, no union organization campaign is in progress with respect to the employees of the Seller Business, (iv) there is no unfair labor practice charge or complaint relating to the Seller Business against Seller pending or, to Seller's Knowledge, threatened, before the National Labor Relations Board or similar governmental agency outside of the United States, (v) there is no pending, or, to Seller's Knowledge, threatened, grievance, arbitration, demand letter or claim involving employees of the Seller Business claiming damages in excess of $50,000, and (vi) there is no discrimination charge by employees of the Seller Business with respect to the Seller Business pending before the Equal Employment Opportunity Commission or any other similar governmental entity responsible for the prevention of unlawful employment practices.

        4.9.    Compliance with Laws.    Except as set forth on Schedule 4.9, to Seller's Knowledge, Seller has complied in all material respects with all Laws applicable to the business and operation of the Seller Business as currently conducted, except where the failure to so comply would not have a Material Adverse Effect.

        4.10.    Financial Statements.

                (a)  Seller has provided to Buyer a copy of the balance sheet and the related income statement for the Seller Business for the twelve (12) month period ended as of December 31, 2001 ("Annual Financial Statements") and the balance sheet and related income statement for the Seller Business for the nine (9) month period ended as of September 30, 2002 (the "Interim Financial Statements, and collectively with the Annual Financial Statements, the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Business for the periods covered thereby, all in accordance with GAAP, subject in the case of the Interim Financial Statements to normal recurring year-end adjustments and the absence of notes and subject to the effect of any adjustments arising out of the accounting inquiry currently being concluded.

        4.11.    Absence of Certain Changes or Events.    Except as disclosed on Schedule 4.11, from the date of the Interim Financial Statements to the date hereof (a) Seller has conducted the business and operations of the Seller Business in the ordinary course of business, except for matters that individually or in the aggregate have not resulted in a Material Adverse Effect, and (b) there has been no change in the condition of the Seller Business, the Thermoforming Assets and the Injection Molding Assets, other than any such changes in the ordinary course of business or that, individually or in the aggregate, have not resulted in a Material Adverse Effect.

        4.12    Condition and Sufficiency of Assets.    Except as set forth on Schedule 4.12, all of the tangible Purchased Assets, whether real or personal, owned or leased, are in sufficient operating condition and repair (with the exception of normal wear and tear). The Purchased Assets constitute all the assets, properties and rights (except for the Excluded Assets) that are required for or currently used in connection with the conduct of the Seller Business as it is presently conducted and has been conducted since December 31, 2001. Schedules 1.1(a), 1.1(j), 1.2(a) and 1.2(j) lists all equipment, machinery, tools and dies owned by Seller and used in the Seller Business, or as to which Seller has the right to use and is used in Seller Business. Seller has all equipment, machinery, tools and dies needed to serve its customers in the ordinary course, other than assets relating to B/E Aerospace, Inc.

        4.13    Real Property.

          (a)  Schedule 1.2(f) sets forth legal descriptions of all of the parcels of land owned by Seller and used or held for use in, or related to, in whole or in part, the Seller Business and the addresses for such parcels. The Purchased Real Property (the "Real Property") constitutes all of the land, other real property and real property interests which are owned by Seller and used or held for use by Seller in, or relate to, in whole or in part, the Injection Molding Business.

          (b)  Seller has received no written notice that the activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning or building regulations or ordinance.

          (c)  Except as set forth on Schedule 4.13, to Seller's Knowledge, no asbestos, asbestos-containing materials, PCB compounds or other pollutants, contaminants or hazardous substances have been used in the construction or repair of, or any alterations or additions to, or are otherwise located on, any portion of the Real Property.

          (d)  The Real Property has adequate parking and is adequately serviced by all utilities necessary for the effective operation of the Business and has not, since December 31, 2001, experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and storm sewer services) required by Seller to operate the Business.

          (e)  No parcel of land included in the Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements. To Seller's Knowledge, no parcel of land included in the Real Property is located in whole or in part within an area identified by any Governmental Authority as a flood hazard area or subject to the jurisdiction of the Army Corps of Engineers.

          (f)    To Seller's Knowledge, except for the Permitted Liens, the Real Property is not subject to any Lien, easement, right-of-way, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business.

          (g)  Except as set forth on Schedule 4.13, Seller has received no written notice of any pending, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), all or part of the Real Property.

        4.14    Inventory.    Schedule 4.14 sets forth a true, accurate and complete description of the nature and amount of the Inventory included in the Purchased Assets as of September 30, 2002. Except as set forth on Schedule 4.14 and subject to the effects of any adjustments arising out of the accounting inquiry currently being concluded, each item of the Inventory is of merchantable quality and is usable in the ordinary course of business, and none of such items is obsolete, except to the extent the same have been reserved against or written off.

        4.15    Accounts Receivable.    Except as set forth on Schedule 4.15 and subject to the effects of any adjustments arising out of the accounting inquiry currently being concluded, (a) each Account Receivable represents a sale made or services performed in the ordinary course of business, and (b) there is no contest, claim, defense or right of setoff, other than in the ordinary course of business with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

        4.16    OSHA; Environmental Matters.    Except as set forth on Schedule 4.16:

          (a)  To its knowledge, Seller has not received any written notice from a government authority that the Purchased Assets or the Seller Business have not been in the preceding three fiscal years or are presently not in compliance with OSHA and any applicable state provisions, and to the knowledge of Seller the Purchased Assets and the operations of Seller related to the Seller Business are in compliance with OSHA and any similar or related applicable state law provisions.

          (b)  Seller is in material compliance with all Environmental Laws that relate to the Purchased Assets and the Seller Business, and no condition exists or event has occurred which would constitute a violation of any Environmental Law or give rise to any Lien on any of the Assets under any Environmental Law;

          (c)  Seller is in possession of all Environmental Permits required for the operation of the Purchased Assets or the conduct or operation of the Seller Business (or any part thereof) and is in full compliance with all of the requirements and limitations included in such Environmental Permits;

          (d)  Seller has not received any notice from any Governmental Authority or any other Person that any aspect of the Seller Business or the operation thereof or any of the Purchased Assets is in violation of any Environmental Law or Environmental Permit, or that Seller is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

          (e)  To its knowledge, Seller has not released any hazardous substances into, on, beneath or adjacent to any Real Property or any other property ever owned or leased by Seller and used in the Seller Business;

          (f)    To its knowledge, Seller is not subject to any pending or threatened litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violation of any Environmental Law concerning any of the Purchased Assets or the Seller Business; and

          (g)  Seller has timely filed all reports and notifications required to be filed with respect to all of the Purchased Assets and has generated and maintained all required records and data concerning the Seller Business under all applicable Environmental Laws concerning the Purchased Assets and the Seller Business.

        4.17    Brokers.    Except for Casas, Benjamin & White, LLC, who is acting as Seller's exclusive financial advisor, Seller has not used any broker or finder in connection with the transactions contemplated hereby, and Buyer has not and shall have no liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

        4.18    Affiliate Transactions.    No Accounts Receivable of Seller have been assigned or transferred to MIG or any Affiliate of MIG from September 30, 2002 to the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as follows:

        5.1.    Organization and Qualification.    Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Buyer has the requisite corporate power to own its properties and carry on its business as now conducted. Buyer is duly licensed or qualified to do business in each jurisdiction in which it is required to be licensed or qualified to do business, except where the failure to be so licensed or qualified would not have a material adverse effect on Buyer.

        5.2.    Due Execution.    All corporate acts required to be taken by Buyer to authorize the execution and delivery of this Agreement and transactions contemplated hereby have been duly and properly taken. This Agreement has been, and the Ancillary Agreements and other documents and instruments to be delivered by Buyer at each of the Closings will be, duly and validly executed and delivered by Buyer and, assuming this Agreement, the Ancillary Agreements and such other documents and instruments will constitute the valid and legally binding obligations of Buyer enforceable against it in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors rights generally and except as such enforceability is subject to general principles of equity.

        5.3.    Noncontravention.    Except to the extent that, in the aggregate, it will not have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement, the Ancillary Agreements and instruments contemplated hereby and the consummation by Buyer of the transactions contemplated hereby do not (i) require the consent, approval or authorization of any third party or any public authority, (ii) violate any Law applicable to Buyer, or (iii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under the certificate of incorporation or bylaws of Buyer, or any material contract to which Buyer is bound.

        5.4.    Litigation.    Buyer has no Knowledge of any suit, action, claim, arbitration or other proceeding (administrative or otherwise), pending or, to Buyer's Knowledge, threatened in writing against Buyer relating to the Seller Business, the Thermoforming Assets or the Injection Molding Assets, or Buyer's ability or authority to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

        5.5.    Financing.    Buyer will have sufficient funds or financing in place to fund timely the consideration to be paid at each of the Closings to Seller for the Thermoforming Assets and the Injection Molding Assets, at the time payment of such funds are required, and to perform its obligations and consummate the transactions contemplated hereunder, subject to satisfaction of the Financing Condition (as defined herein).

        5.6.    No Other Representations or Warranties.    Buyer agrees and acknowledges that the representations and warranties set forth in this Agreement (including those representations and warranties included in Article IV of this Agreement) are the only representations and warranties made by Seller with respect to the Seller Business, the Thermoforming Assets, the Injection Molding Assets, the Assumed Liabilities, the Thermoforming Assumed Contracts or the Assumed Injection Molding Contracts. Except as specifically set forth in this Agreement, Buyer agrees and acknowledges that Seller is selling the Thermoforming Assets and the Injection Molding Assets to Buyer and is assuming and assigning the Thermoforming Assumed Contracts and the Assumed Injection Molding Contracts to Buyer "as is" and "where is", with all faults, and Buyer shall rely on its own examination thereof. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY REFERENCED IN THIS AGREEMENT, BUYER AGREES AND ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO ANY MATTER WHATSOEVER RELATING TO THE SELLER BUSINESS, THE THERMOFORMING ASSETS, THE INJECTION MOLDING ASSETS, THE THERMOFORMING ASSUMED CONTRACTS OR THE ASSUMED INJECTION MOLDING CONTRACTS, INCLUDING THE CONDITION OR VALUE OF ANY OF THE THERMOFORMING ASSETS OR ANY OF THE INJECTION MOLDING ASSETS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR OR ORDINARY PURPOSE. BUYER FURTHER AGREES AND ACKNOWLEDGES THAT SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PROFITABILITY OF THE SELLER BUSINESS OR THE STATUS, OUTCOME OR LIKELIHOOD OF SUCCESS OF ANY LITIGATION REFERENCED HEREIN.

ARTICLE VI

COVENANTS

        6.1.    Operation of the Business.

                (a)  (i) During the period from the date of this Agreement to the Thermoforming Closing, the operation of the Thermoforming Business will be conducted only in the ordinary course of business and no tooling related to the Thermoforming Business will be transferred by Seller to MIG and (ii) during the period from the date of this Agreement to the Injection Molding Closing, except as required or permitted by this Agreement, the operation of the Injection Molding Business will be conducted only in the ordinary course of business and no tooling related to the Injection Molding Business will be transferred by Seller to MIG; provided, however, that the conduct of the Seller Business shall be subject to conditions contained in financing agreements with Seller's lender (including without limitation any applicable provider of debtor in possession financing), orders of the Bankruptcy Court, other requirements of the Bankruptcy Code or as otherwise consented to by Buyer; and provided further, however, that Seller intends to provide notifications under WARN. Seller covenants that trade credit extended to it after the Bankruptcy Filing shall be paid in accordance with its terms, and employee wages and benefits shall be paid consistent with past practices.

                (b)  Except in the ordinary course of business, by Bankruptcy Court order, as otherwise required or permitted by this Agreement, or as consented to by Buyer, Seller shall not (x) during the period from the date hereof to the Thermoforming Closing, (i) make any modifications or amendments to any Assumed Thermoforming Contract, (ii) waive, settle or compromise any Assigned Thermoforming Claims, (iii) enter into any compromise or settlement of any pending or threatened claim or litigation material to the Thermoforming Assets, (iv) sell, lease or otherwise dispose of any Thermoforming Assets other than inventory and worn-out or obsolete assets in the ordinary course of business, (v) take any action that would result in a Material Adverse Effect, and (vi) agree or commit to do any of the foregoing, or (y) during the period from the date hereof to the Injection Molding Closing, (i) make any modifications or amendments to any Assumed Injection Molding Contract, (ii) waive, settle or compromise any Assigned Injection Molding Claims, (iii) enter into any compromise or settlement of any pending or threatened claim or litigation material to the Injection Molding Assets, (iv) sell, lease or otherwise dispose of any Injection Molding Assets other than inventory and worn-out or obsolete assets in the ordinary course of business, (v) take any action that would result in a Material Adverse Effect, and (vi) agree or commit to do any of the foregoing.

                (c)  During the period from the date of this Agreement to the Thermoforming Closing and the Injection Molding Closing, Seller will notify Buyer promptly if (i) any customer requests return of any property identified on Schedules 1.1(j) or 1.2(j), or (ii) outside the ordinary course of business any customer notifies the Seller in writing of its intention to reduce its purchases from Seller.

        6.2.    Access.    From the date hereof until the last Closing, Seller shall give Buyer and its representatives full and free access during normal business hours, on reasonable notice, and so long as such access does not disrupt Seller's operations or damage any of its assets or properties, to all personnel, properties and records of the Seller Business, subject to such limitations as may be required by landlords under the real property leases.

        6.3.    Records and Documents.    From and after the last Closing, (a) Seller shall grant to Buyer and its representatives, at Buyer's reasonable request, reasonable access to and the right to make copies at Buyer's sole expense of those records and documents retained by Seller and related to the Seller Business, the Thermoforming Assets or the Injection Molding Assets, as may be reasonably necessary for Buyer's use of the Purchased Assets, and (b) Buyer shall grant to Seller and its representatives, at Seller's reasonable request, reasonable access to and the right to make copies at Seller's sole expense of those records and documents relating to any period prior to the Thermoforming Closing or the Injection Molding Closing and relating to the Seller Business, the Thermoforming Assets or the Injection Molding Assets as may be reasonably necessary for litigation, Bankruptcy Court purposes, preparation of financial statements, Tax returns and audits or other legitimate business or legal purposes. If Buyer elects to dispose of any of such records or documents within one (1) year after the later to occur of the Thermoforming Closing Date and the Injection Molding Closing Date, Buyer shall first give Seller sixty (60) days written notice, during which period Seller shall have the right to take such records without payment or other consideration.

        6.4.    Bankruptcy Proceedings.

                (a)  On or about November 4, 2002, Seller intends to file a bankruptcy petition (that previously has been reviewed and approved by Buyer) pursuant to Title 11 of the United States Bankruptcy Code (the "Bankruptcy Filing") in the Bankruptcy Court.

                (b)  By January 15, 2003, which date Buyer may waive or extend in its sole discretion, Seller shall seek to have the Bankruptcy Court enter (A) the Bid Procedures Order (as defined below) and

(B) the Approval Order (as defined below), and each of the Bid Procedures Order and the Approval Order shall be in full force and effect, and shall not be stayed, modified, vacated or reversed.

                (c)  The term "Bid Procedures Order" means an order, in form and substance reasonably satisfactory to Buyer, identifying Buyer as a "stalking horse" and approving certain bid protections and procedures for the sale of any material portion of the Purchased Assets and/or the assumption by Buyer of certain liabilities under this Agreement, including (i) approval of payment to Buyer under specified circumstances of (A) the Expense Reimbursement and (B) the Break-up Fee, in each case, as set forth in Section 8.3 hereof; (ii) a requirement that all competing bidders make a cash deposit of not less than 10% of the cash purchase price payable for the Injection Molding Business, which deposit shall be non-refundable if the offer is accepted by Seller and approved by the Bankruptcy Court; (iii) an initial overbid amount of not less than $150,000 for the Thermoforming Business; (iv) an initial overbid amount of not less than 3% of the cash purchase price payable by Buyer for the Injection Molding Business; and (v) procedures for submission and evaluation of competitive bids (the "Auction") and a deadline for the submission of competitive bids. Bids that comply with the terms of the Bid Procedures Order will be referred to herein as a "Competing Bid".

                (d)  The term "Approval Order" means an order entered by the Bankruptcy Court (i) approving the sale of all of the Purchased Assets (including the Thermoforming Assets) under the terms and conditions of this Agreement free and clear of all Liens, except Permitted Liens, pursuant to Sections 363(b) and 363(f) of the Bankruptcy Code, (ii) approving the assignment to and assumption by Buyer of the Assumed Thermoforming Contracts and Assumed Injection Molding Contracts pursuant to Section 365 of the Bankruptcy Code, (iii) containing findings of fact and rulings that Buyer is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code and (iv) which is otherwise reasonably acceptable to Buyer.

                (e)  (i) Buyer shall have until the date that is ten (10) business days prior to the hearing for the Approval Order by the Bankruptcy Court to designate the Assumed Injection Molding Contracts and Assumed Thermoforming Contracts that it wishes the Seller to assume and assign to Buyer, and (ii) no more than two (2) business days prior to the hearing for the Approval Order, the Buyer may, in its discretion, remove any executory contracts or unexpired leases from the Assumed Injection Molding Contracts and Assumed Thermoforming Contracts to be assigned to and assumed by Buyer.

                (f)    The Seller shall promptly provide the Buyer with drafts of all documents, motions, orders, filings or pleadings that the Seller or any of its subsidiaries proposes to file with the Bankruptcy Court which relate to (i) this Agreement or the transactions contemplated hereunder; (ii) entry of the orders described in this Section 6.4; (iii) the Section 363/365 Motions; and (iv) the Buyer, and will provide the Buyer with a reasonable opportunity to review such documents in advance of their service and filing to the extent reasonably practicable under the circumstances. The Seller shall, and shall cause its subsidiaries to, consult and cooperate with the Buyer, and consider in good faith the views of the Buyer with respect to all such filings.

                (g)  The Seller shall comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Purchased Assets under this Agreement. Notice of all applicable hearings, motions and orders and the objection deadline shall be served by the Seller in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable local rules of the Bankruptcy Court on all Persons required to receive notice in the Chapter 11 Case under such rules, including, but not limited to, all Persons which have asserted liens, encumbrances or other interests in the Purchased Assets, all non-debtor parties to all Assumed Thermoforming Contracts and Assumed Injection Molding Contracts, and other contracts included in the Purchased Assets, counsel to the official committee of unsecured creditors appointed in the Bankruptcy Case (if appropriate), the Office of the United States Trustee, all indenture trustees for debt issued by the Seller, and each of the Seller's creditors (the "Required Creditor Notices").

                (h)  The Seller shall solicit offers for the sale of the Purchased Assets of the Business only to the extent of and as provided by the Bid Procedures Order from the Effective Date until the Closing Date.

                (i)    The Seller shall provide or make available to the Buyer any non-public material information with respect to the Seller and its subsidiaries that it has provided to any third party in accordance with the Bid Procedures Order.

                (j)    The Seller shall not release any Person from, or waive any provisions of, any confidentiality agreement entered into in accordance with the Bidding Procedures.

        6.5.    Good Faith Deposits.    Within two (2) Business Days after the earlier to occur of (x) approval of the Bid Procedures Order or (y) waiver or satisfaction of the Injection Molding Due Diligence Condition, Buyer shall cause to be delivered to an escrow agent jointly selected by Buyer and Seller (the "Escrow Agent") letters of credit in the amount of Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) (the "Injection Molding Good Faith Deposit") and in the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the "Thermoforming Good Faith Deposit" and collectively, the "Good Faith Deposits"), naming Seller as beneficiary and containing only such other terms and conditions as are reasonably satisfactory to Seller. The Escrow Agent will hold the Good Faith Deposits pursuant to a customary escrow agreement in form and substance reasonably satisfactory to the Buyer and the Seller and subject to Section 8.4.

        6.6.    Confidentiality.    Each party hereby agrees that it will not disclose, nor will it permit any of its employees, agents or representatives to disclose, to any third party any confidential information obtained from the other party in connection with this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby, the fact that discussions regarding such transactions are taking place or that this Agreement has been executed. If this Agreement is terminated in accordance with Section 8.1 hereof, promptly after termination, each party shall destroy or return to the other party all such confidential information, including any copies, extracts or other reproductions in whole or in part. Such return or destruction shall be certified in writing to each party by an authorized officer of the other party. The provisions of this Section 6.6 shall survive any termination of this Agreement.

        6.7.    Reasonable Efforts.    Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use its respective commercially reasonable, good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in this Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, the parties hereto shall furnish to each other such necessary information and reasonable assistance as each may request in connection with Seller's preparation and filing of applications and motion papers in the Bankruptcy Court, including the Bankruptcy Filing, obtaining entry of the Bid Procedures Order and the Approval Order for the transactions contemplated by this Agreements and the parties hereto shall execute any additional instruments necessary to consummate the transactions contemplated hereby, whether before or after the Closings.

        6.8.    Removal of Thermoforming Assets.    Buyer shall, at its sole cost and expense, remove or cause to be removed all of the Thermoforming Assets from each of Seller's facilities and properties at or prior to the expiration of ninety (90) days after the Thermoforming Closing Date. Any such removal and other activities shall be subject to the terms of any applicable leases and orders of the Bankruptcy Court, and Buyer shall be responsible for all associated rent and other costs of use and occupancy.

Buyer's removal of the Thermoforming Assets shall be undertaken during Seller's normal business hours, upon reasonable advance notice and with due care. Buyer shall use its best efforts to ensure that its removal of the Thermoforming Assets causes the least amount of disruption or damage to Seller's operations or facilities as is practicable. Buyer shall promptly repair any damage to Seller's facilities and other assets resulting from such removal. If Buyer shall for any reason fail to remove the Thermoforming Assets within the removal period set forth herein, Seller shall be entitled to remove and store the Thermoforming Assets, and Buyer shall promptly reimburse Seller for all of its costs and expenses incurred in connection therewith.

        6.9.    Employee Matters.

                (a)  On the Thermoforming Closing Date, Seller shall discontinue the employment of all of its employees who are primarily involved in the Thermoforming Business and, on the Injection Molding Closing Date, all of its employees who are primarily involved in the Injection Molding Business. Except as otherwise provided in Section 1.4(c) and Section 1.5(c), Seller shall be responsible for making any severance or other payments that become due to such employees, without regard to whether such employees of Seller are hired by or become employees of Buyer. Buyer shall have the right, but not the obligation, to offer employment to any or all of the employees whose employment is discontinued by Seller.

                (b)  Buyer specifically reserves to itself the right to reject any of the Seller's employees or other applicants in its sole and absolute discretion, and nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of the Seller's employees. As to any former employee of Seller hired by Buyer, Buyer shall have no obligation to credit such employees with (i) service with Seller for any purpose under Buyer's employee benefit plans, including eligibility, vesting, and benefit accrual, or (ii) any deductibles and out-of-pocket expenses incurred by the employees as Seller employee during the calendar year(s) in which the Thermoforming Closing Date and the Injection Molding Closing Date occur.

        6.10.    Competing Transaction.    After the Bankruptcy Filing, Seller is permitted to cause its representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by any person (in addition to Buyer and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Seller Business, the Thermoforming Assets and/or the Injection Molding Assets for a higher or better price (a "Competing Transaction"), so long as Seller does not sign a definitive agreement for any such Competing Transaction absent Bankruptcy Court approval. In addition, Seller shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Seller Business, the Thermoforming Assets and/or the Injection Molding Assets and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable Law, including supplying information relating to the Seller Business, the Thermoforming Assets and the Injection Molding Assets to prospective purchasers. Seller shall promptly notify Buyer of the existence of any proposal received by Seller with respect to any Competing Transaction.

        6.11.    Communications.    The Chief Executive Officer of Buyer, accompanied by a representative of Seller, may conduct interviews of Seller's current top twenty (20) customers for purposes of facilitating the transfer to Buyer of the Seller Business. No party shall issue a press release or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by Law, by obligations pursuant to any listing agreement with any national securities exchange or over-the-counter market or with respect to filings to be made with the Bankruptcy Court in connection with this Agreement (in which case the party required to make such public statement shall notify the other party prior to making such public statement), without the prior consent of the others, which consent shall not be unreasonably withheld.

        6.12.    Non-Solicitation.    Buyer shall not solicit the employees or customers of Seller prior to the Closings, or in the event of a termination of this Agreement in accordance with Article VIII, for a period of twelve (12) months after the date of such termination; provided, however, that Buyer may, in the ordinary course of business, continue to service its existing customers; provided, however, that Buyer shall not for a period of twelve (12) months following the termination of this Agreement under Article VIII produce part numbers currently produced by Seller for customers common to both Buyer and Seller as of the date of this Agreement.

        6.13.    Boeing Lease.    Buyer shall have the right to renegotiate and assume the Boeing Lease on terms acceptable to Buyer, which right to assume the Boeing Lease shall be exercised by Buyer by written notice thereof to Seller at or prior to the Thermoforming Closing; provided, however, that any such lease assumption must result in the release by Boeing of the $980,010 letter of credit provided by GECC, and the reimbursement of any draws on such letter of credit.

        6.14.    Transition Services Agreement.    In the event that (i) the Thermoforming Closing occurs but the Injection Molding Closing does not occur or (ii) the Injection Molding Closing occurs but the Thermoforming Closing does not occur, Buyer and Seller shall negotiate in good faith to execute and deliver at the Thermoforming Closing or the Injection Molding Closing, as the case may be, a transition services agreement intended to enable Buyer to run the Thermoforming Business or the Injection Molding Business, as the case may be, in the ordinary course and to ship, bill and invoice the applicable products.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

        7.1.    Conditions Precedent to Buyer's Obligations.

                (a)    Thermoforming Closing.    The obligations of Buyer to effect the Thermoforming Closing are subject to the fulfillment or waiver on or before the Thermoforming Closing Date of the following conditions:

          (i)    Representations and Warranties.    Each of the representations and warranties of Seller contained in this Agreement or the Ancillary Agreements shall be true and correct in all material respects on the Thermoforming Closing Date as though made on the Thermoforming Closing Date, except for changes therein specifically permitted by this Agreement or the Ancillary Agreements, and Seller shall have delivered a certificate confirming the foregoing.

          (ii)    Covenants.    The covenants and agreements contained herein or in any Ancillary Agreement to be performed or complied with by Seller on or prior to the Thermoforming Closing Date shall have been performed or complied with in all material respects, and Seller shall have delivered a certificate confirming all of the foregoing.

          (iii)    Consents.    All of the consents identified on Schedule 4.3(a) shall have been obtained.

          (iv)    Litigation.    There shall be no litigation pending or, to Seller's Knowledge, threatened, in which any injunction is sought to prevent the transactions contemplated hereby, or the transfer of the Thermoforming Assets to Buyer free and clear of all Liens except Permitted Liens.

          (v)    Thermoforming Due Diligence.    Buyer shall have completed, on or before the later of (A) November 15, 2002 or (B) the tenth calendar day following MIG's filing of the Form 10-Q for the quarter ended June 29, 2002 (the later of such dates being hereinafter referred to as the "Thermoforming Due Diligence Date"), its due diligence investigation of the Thermoforming Business and the results of that investigation shall be satisfactory to Buyer in its sole discretion (the "Thermoforming Due Diligence Condition"); provided, however, that such condition shall be deemed satisfied unless Buyer delivers a written notice stating otherwise to Seller on or prior to the Thermoforming Due Diligence Date.

          (vi)    Closing Deliveries.    Seller shall have made all deliveries required of it under Section 2.3 hereof.

          (vii)    Approval Order.    The Bankruptcy Court shall have entered the Bid Procedures Order and Approval Order on or prior to January 15, 2003.

          (viii)    Accounting Practices.    Buyer shall be provided with a copy of the Form 10-Q for the quarter ended June 29, 2002 of MIG, promptly after it is filed with the Securities and Exchange Commission ("SEC Filing"). Buyer shall have ten (10) calendar days from the date of the SEC Filing to review the same (the "Accounting Due Diligence Period"). It shall be a condition of Buyer's obligation to close the Thermoforming Closing that the information contained in the SEC Filing shall not demonstrate the occurrence a Material Adverse Effect on the Seller Business (the "Accounting Practices Condition"); provided, however, that such condition shall be deemed satisfied unless Buyer delivers a written notice stating otherwise to Seller on or prior to the last day of the Accounting Due Diligence Period; provided, further, however, that Buyer acknowledges that the accounting inquiry being concluded is likely to result in adjustments of approximately $2,000,000 relating to the Purchased Assets, of which approximately $300,000 relates to the Thermoforming Assets and of which approximately $1,700,000 relates to the Injection Molding Assets, and such adjustments shall not constitute a Material Adverse Effect; provided, further, however, that if such accounting inquiry results in adjustments greater than that set forth above, Buyer shall be entitled to a dollar to dollar reduction to the respective purchase price(s), which shall be calculated on an aggregate basis in the event that both the Thermoforming Closing and the Injection Molding Closing occur.

                (b)    Injection Molding Closing.    The obligations of Buyer to effect the Injection Molding Closing are subject to the fulfillment or waiver on or before the Injection Molding Closing Date of the following conditions:

          (i)    Representation and Warranties.    Each of the representations and warranties of Seller contained in this Agreement or the Ancillary Agreements shall be true and correct in all material respects on the Injection Molding Closing Date as though made on the Injection Molding Closing Date, except for changes therein specifically permitted by this Agreement or the Ancillary Agreements, and Seller shall have delivered a certificate confirming the foregoing.

          (ii)    Covenants.    The covenants and agreements contained herein or in any Ancillary Agreement to be performed or complied with by Seller on or prior to the Injection Molding Closing Date shall have been performed or complied with in all material respects, and Seller shall have delivered a certificate confirming all of the foregoing.

          (iii)    Consents.    All of the consents identified on Schedule 4.3(b) shall have obtained.

          (iv)    Litigation.    There shall be no litigation pending or, to Seller's Knowledge, threatened, in which any injunction is sought to prevent the transactions contemplated hereby, or the transfer of the Injection Molding Assets to Buyer free and clear of all Liens except Permitted Liens.

          (v)    Financing.    On or prior to December 6, 2002, Buyer shall have obtained a financing commitment for the Injection Molding Assets (the "Financing Condition"); provided, however, that this condition shall be deemed satisfied unless Buyer delivers a written notice stating otherwise to Seller on or prior to December 6, 2002.

          (vi)    Injection Molding Due Diligence.    Buyer shall have completed, on or before December 6, 2002, its due diligence investigation of the Injection Molding Business, including environmental assessment of the Purchased Real Property, and the results of that investigation shall be satisfactory to Buyer in its sole discretion (the "Injection Molding Due Diligence Condition"); provided, however, that such condition shall be deemed satisfied unless Buyer delivers a written notice stating otherwise to Seller on or prior to December 6, 2002.

          (vii)    Closing Deliveries.    Seller shall have made all deliveries required of it under Section 3.3 hereof.

          (viii)    Approval Order.    The Bankruptcy Court shall have entered the Bid Procedures Order and Approval Order on or prior to January 15, 2003.

          (ix)    Accounting Practices Condition.    The Accounting Practices Condition shall have been satisfied; provided, however, that such condition shall be deemed satisfied unless Buyer delivers a written notice stating otherwise to Seller on or prior to the last day of the Accounting Due Diligence Period.

        7.2.    Conditions Precedent to Seller's Obligations.

                (a)    Thermoforming Closing.    The obligations of Seller to effect the Thermoforming Closing are subject to the fulfillment or waiver on or before the Thermoforming Closing Date of the following conditions:

          (i)    Representation and Warranties.    Each of the representations and warranties of Buyer contained in this Agreement or the Ancillary Agreements shall be true and correct in all material respects on the Thermoforming Closing Date as though made on the Thermoforming Closing Date, except for changes therein specifically permitted by this Agreement or the Ancillary Agreements, and Buyer shall have delivered a certificate confirming the foregoing.

          (ii)    Covenants.    The covenants and agreements contained herein or in any Ancillary Agreement to be performed or complied with by Buyer on or prior to the Thermoforming Closing Date shall have been performed or complied with in all material respects, except for Buyer's payment obligations under Section 2.2 hereof, which shall have been performed in all respects, and Buyer shall have delivered a certificate confirming all of the foregoing.

          (iii)    Consents.    All of the consents identified on Schedule 4.3(a) shall have obtained.

          (iv)    Litigation.    There shall be no litigation pending or, to Buyer's Knowledge, threatened, in which any injunction is sought to prevent the transactions contemplated hereby, or the transfer of the Thermoforming Assets to Buyer free and clear of all Liens except Permitted Liens.

          (v)    Thermoforming Due Diligence.    Seller shall have received written notice from Buyer on or prior to November 15, 2002 that Buyer has satisfied or waived the Thermoforming Due Diligence Condition.

          (vi)    Approval Order.    The Bankruptcy Court shall have entered the Bid Procedures Order and Approval Order on or prior to January 15, 2003.

          (vii)    Closing Deliveries.    Buyer shall have made all deliveries required of it under Section 2.4 hereof, including the Thermoforming Purchase Price.

          (viii)    WARN.    All notice periods under WARN shall have expired with respect to employees of the Thermoforming Business.

                (b)    Injection Molding Closing.    The obligations of Seller to effect the Injection Molding Closing are subject to the fulfillment or waiver on or before the Injection Molding Closing Date of the following conditions:

          (i)    Representation and Warranties.    Each of the representations and warranties of Buyer contained in this Agreement or the Ancillary Agreements shall be true and correct in all material respects on the Injection Molding Closing Date as though made on the Injection Molding Closing Date, except for changes therein specifically permitted by this Agreement or the Ancillary Agreements, and Buyer shall have delivered a certificate confirming the foregoing.

          (ii)    Covenants.    The covenants and agreements contained herein or in any Ancillary Agreement to be performed or complied with by Buyer on or prior to the Injection Molding Closing Date shall have been performed or complied with in all material respects, except for Buyer's payment obligations under Section 3.2 hereof, which shall have been performed in all respects, and Buyer shall have delivered a certificate confirming all of the foregoing.

          (iii)    Consents.    All of the consents identified on Schedule 4.3(b) shall have obtained.

          (iv)    Litigation.    There shall be no litigation pending or, to Seller's Knowledge, threatened, in which any injunction is sought to prevent the transactions contemplated hereby, or the transfer of the Injection Molding Assets to Buyer free and clear of all Liens except Permitted Liens.

          (v)    Financing.    Seller shall have received written notice from Buyer on or prior to December 6, 2002 that Buyer has satisfied or waived the Financing Condition.

          (vi)    Injection Molding Due Diligence.    Seller shall have received written notice from Buyer on or prior to December 6, 2002 that Buyer has satisfied or waived the Injection Molding Due Diligence Condition.

          (vii)    Closing Deliveries.    Buyer shall have made all deliveries required of it under Section 3.4 hereof, including the Injection Molding Purchase Price.

          (viii)    Approval Order.    The Bankruptcy Court shall have entered the Bid Procedures Order and Approval Order on or prior to January 15, 2003.

          (ix)    WARN.    All notice periods under WARN shall have expired with respect to the employees of the Injection Molding Business.

ARTICLE VIII

TERMINATION

        8.1.    Termination of Agreement.    This Agreement may be terminated at any time prior to the last Closing:

                (a)  by the mutual written consent of Seller and Buyer;

                (b)  by Seller or Buyer if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                (c)  by Seller in the event any of the conditions set forth in Section 7.2 has not been met, satisfaction of such condition is impossible and such condition has not been waived in writing by Seller; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Seller if the failure of such condition to be met was primarily caused by Seller's breach of this Agreement;

                (d)  by Buyer in the event any of the conditions set forth in Section 7.1 (other than the Thermoforming Due Diligence Condition, the Injection Molding Due Diligence Condition and the Financing Condition) has not been met, satisfaction of such condition is impossible and such condition has not been waived in writing by Buyer; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Buyer if the failure of such condition to be met was primarily caused by Buyer's breach of this Agreement;

                (e)  by Buyer, (i) with respect to the Thermoforming Closing if, on or prior to the Thermoforming Due Diligence Date, the Thermoforming Due Diligence Condition has not been satisfied or has not been waived by the Buyer and if the Accounting Practices Condition has not been timely satisfied or waived by Buyer, (ii) with respect to the Injection Molding Closing if, on or prior to December 6, 2002, the Injection Molding Due Diligence Condition or the Financing Condition has not been satisfied or has not been waived by the Buyer and if the Accounting Practices Condition has not been timely satisfied or waived by Buyer or (iii) on or prior to January 15, 2003, if the Approval Order has not been entered by the Bankruptcy Court; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Buyer if the failure of such condition to be met was primarily caused by Buyer's breach of this Agreement; or

                (f)    by either party, if both Closings shall not have occurred on or before January 30, 2003.

        8.2.    Effect of Termination.    If any party terminates this Agreement pursuant to Section 8.1 above, all of the unperformed obligations of the parties hereunder shall terminate without any liability of any party to such other party; provided that nothing herein shall relieve any party from any liability for any breach of this Agreement; provided further that if such termination occurs after either the Thermoforming Closing or the Injection Molding Closing, such termination shall not relieve any party from any obligations arising under this Agreement with respect to that Closing.

        8.3.    Expense Reimbursement; Break-Up Fee.

                (a)    Expense Reimbursement.    In the event this Agreement is terminated with respect to either the sale of the Thermoforming Assets or the Injection Molding Assets by Seller at a time when Buyer is not in breach of the terms of this Agreement and at a time after Buyer has satisfied or waived the Thermoforming Due Diligence Condition and the Accounting Practices Condition (with respect to the Thermoforming Closing) and the Injection Molding Due Diligence Condition, the Accounting Practices Condition and the Financing Condition (with respect to the Injection Molding Closing), and if Seller thereafter consummates a sale of the Thermoforming Business and/or the Injection Molding Business to a Person in connection with a Competing Bid, Seller shall reimburse Buyer for its documented reasonable out-of-pocket costs and expenses (including reasonable legal, accounting, engineering and other consultant fees and expenses) incurred in connection with the transactions contemplated by this Agreement (the "Expense Reimbursement") in an amount not to exceed: (a) $40,000, as a result of the sale of the Thermoforming Business; and/or (b) $155,000, as a result of the sale of the Injection Molding Business.

                (b)    Break-Up Fee.    If, following the satisfaction or waiver of the Thermoforming Due Diligence Condition and the Accounting Practices Condition (with respect to the Thermoforming Closing) and the Injection Molding Due Diligence Condition, the Accounting Practices Condition and the Financing Condition (with respect to the Injection Molding Closing), this Agreement is terminated by Seller at a time when Buyer is not in breach of the terms of this Agreement and if Seller thereafter consummates a sale of the Thermoforming Business and/or the Injection Molding Business to a Person in connection with a Competing Bid, Seller shall pay Buyer (a) the Expense Reimbursement, plus (b) an amount equal to two percent (2.0%) of Thermoforming Purchase Price for the Thermoforming Business, and/or two percent (2%) of the Injection Molding Purchase Price for the Injection Molding Business, as the case may be (each, the "Break-Up Fee").

                (c)  The payment of the Expense Reimbursement and the Break-Up Fee shall be made by wire transfer of immediately available funds promptly following the closing and funding of the transactions contemplated by any Competing Bid.

        8.4.    Return of Good Faith Deposits.

          (a)  The Good Faith Deposits shall be paid to Seller if Seller terminates this Agreement due to a material breach by the Buyer of this Agreement, at a time when the Seller is not then in breach.

          (b)  Without limitation of Section 8.4(a), the Thermoforming Good Faith Deposit shall be paid to the Company if the Thermoforming Closing Conditions shall have been satisfied or waived and the Buyer fails to consummate the Thermoforming Closing on or before January 15, 2003.

          (c)  Without limitation of Section 8.4(a), the Injection Molding Good Faith Deposit shall be paid to the Seller if the Injection Molding Closing Conditions shall have been satisfied or waived and the Buyer fails to consummate the Injection Molding Closing on or before January 15, 2003.

          (d)  The Good Faith Deposits shall be returned to the Buyer after termination of the Definitive Agreement other than because of Section 8.4(a), (b) or (c) above.

          (e)  The Thermoforming Good Faith Deposit shall be returned to the Buyer if the Buyer shall have exercised the Thermoforming Due Diligence Condition on or before the Thermoforming Due Diligence Date.

          (f)    The Injection Molding Good Faith Deposit shall be returned to the Buyer if the Buyer shall have exercised the Injection Molding Due Diligence Condition on or before December 6, 2002.

ARTICLE IX

GENERAL PROVISIONS

        9.1.    Notices.    All notices, requests, demands and other communications hereunder shall be in writing, addressed as follows:

If to Seller:	Morton Custom Plastics, LLC 1021 West Birchwood Street Morton, Illinois 61550 Facsimile No.: (309) 263-1841 Attn: William D. Morton
with a copy (which shall not constitute notice) to:
Jenner & Block, LLC One IBM Plaza Chicago, Illinois 60611 Facsimile No.: (312) 923-2935 Attn: Mark K. Thomas
If to Buyer:	Wilbert, Inc. 2913 Gardner Road Broadview, Illinois 60155 Facsimile No.: (708) 865-1646 Attn: Curtis J. Zamec

with a copy (which shall not constitute notice) to:
Holland & Knight LLC 500 West Madison Street Chicago, Illinois 60661 Facsimile No.: (312) 993-9350 Attn: Michael J. Boland

or to such other address as Buyer or Seller may designate by written notice to the other parties hereto. Any such notices, requests, demands or other communications shall be deemed to have been duly given when received if delivered personally or, if mailed, on the date five (5) days after the date so deposited in the mails, postage prepaid, return receipt requested or on the day following the day sent if sent by prepaid overnight delivery service. Notices, requests, demands and other communications hereunder may be delivered by facsimile transmission and deemed given when sent if confirmation by sender of receipt is made within two (2) business days thereafter.

        9.2.    Expenses.    Except as expressly provided herein, all of the expenses incurred by Seller in connection with the preparation, execution and consummation of this Agreement and with the transactions contemplated herein shall be paid by Seller, and all of Buyer's expenses in such connection shall be paid by Buyer.

        9.3.    Risk of Loss.    Any risk of loss or damage to the Thermoforming Assets shall be borne by Seller until the Thermoforming Closing, at which time risk of loss and damage shall pass to Buyer. Any risk of loss or damage to the Injection Molding Assets shall be borne by Seller until the Injection Molding Closing, at which time risk of loss and damage shall pass to Buyer.

        9.4.    Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OR RELATING TO THIS AGREEMENT.

        9.5.    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed under the internal laws (but not the principles of conflicts of laws) of the State of Illinois. Provided, however that from and after the time the Bankruptcy Filing is made, each Party hereto agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Bankruptcy Court (and the Bankruptcy Court my determine it) and not in any other Federal or state court in the United States of America or any court in any other country. Each party agrees to accept and acknowledge service of any and all process that may be served in any such dispute or proceeding. Each party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested, to such party at the address provided in Section 9.1 above will be deemed in every respect effective service of process upon such party in any such dispute or proceeding. Each party agrees to waive any right it might have to a trial by jury in any such dispute or proceeding.

        9.6.    Entire Agreement.    This Agreement, together with all exhibits and schedules hereto, and other documents contemplated hereby to be delivered by the parties including, but not limited to, the Ancillary Agreements, cover the entire understanding of the parties hereto, superseding all prior and contemporaneous agreements or understandings relating to any of the subject matters hereof, and no modification or amendment of the terms and conditions shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

        9.7.    Successors and Assigns.    This Agreement inures to the benefit of, and is binding upon, the successors, permitted assigns, and personal representatives of the parties hereto. Neither party may assign its rights or obligations under this Agreement without the express written consent of the other party.

        9.8.    Headings.    This Agreement shall not be interpreted by reference to any of the titles or headings to the sections or paragraphs of this Agreement, which have been inserted for convenience purposes only and are not deemed a part hereof.

        9.9.    Counterparts.    This Agreement may be executed in counterparts, both of which together shall be deemed to constitute one and the same instrument.

        9.10.    Severability.    This Agreement shall be fully enforceable and effective as to the parties hereto as to its remaining provisions in the event any provision is held to be invalid, illegal or unenforceable.

        9.11.    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies on any Person other than the parties hereto and their respective successors and permitted assigns.

        9.12.    Construction.

                (a)  This Agreement is deemed to include all of the schedules and exhibits hereto, which are made a part hereof by this reference thereto. All references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

                (b)  For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

                (c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                (d)  As used in this Agreement, the terms "hereof," "hereunder," "herein" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        9.13.    No Waiver.    Any failure or delay on the part of either party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or any other right or privilege.

        9.14.    Survival of Representations and Warranties.    All representations and warranties contained herein relating to the Thermoforming Business shall terminate as of the Thermoforming Closing Date and all representations and warranties relating to the Injection Molding Business shall terminate as of the Injection Molding Closing Date.

        9.15.    Transfer Taxes.    The Seller and the Buyer will use reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments, transfers and deliveries to be made to the Buyer hereunder from any sales, use, transfer, documentary, registration, recording and other similar Taxes (collectively "Transfer Taxes" payable in connection with such sale, conveyance, assignments, transfers and deliveries, to the extent provided by Section 1146(c) of the Bankruptcy Code. In the event that any Transfer Taxes are assessed or are required to be paid to secure the admissibility for any legal purpose of an instrument with respect to such sale, conveyance, assignment, transfers or deliveries such Transfer Taxes shall be paid by Buyer.

[SIGNATURE PAGE FOLLOWS]

Execution Copy

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date and year first above written.

SELLER:	MORTON CUSTOM PLASTICS, LLC
	By:	Morton Holdings, LLC Its Manager
	By:	Morton Industrial Group, Inc. Its Manager
	By:	William D. Morton Chairman and CEO
BUYER:	WILBERT, INC.
By:
Name:
Title:

Execution Copy

EXHIBIT A

DEFINITIONS

        "Affiliate" shall mean, with respect to any specified entity or organization, an entity or organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified entity or organization.

        "Agreement" shall have the meaning referenced in the Recitals.

        "Ancillary Agreements" shall mean, collectively, the Thermoforming Assignment and Assumption Agreement and the Injection Molding Assignment and Assumption Agreement.

        "Approval Order" shall have the meaning referenced in Section 6.4(d).

        "Assigned Injection Molding Claims" shall have the meaning referenced in Section 1.2(h).

        "Assigned Thermoforming Claims" shall have the meaning referenced in Section 1.1(g).

        "Assumed Injection Molding Contracts" shall have the meaning referenced in Section 1.2(e).

        "Assumed Liabilities" shall have the meaning referenced in Section 1.5.

        "Assumed Thermoforming Contracts" shall have the meaning referenced in Section 1.1(e).

        "Auction" shall have the meaning referenced in Section 6.4(c).

        "Avoidance Actions" shall mean all claims, causes of actions and remedies arising under Bankruptcy Code Sections 329, 502(d), 542, 544, 545, 547, 548, 549, 550, 551 and 553.

        "Bankruptcy Case" shall have the meaning referenced in the Recitals.

        "Bankruptcy Code" shall mean Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101, et seq.

        "Bankruptcy Court" shall have the meaning referenced in the Recitals.

        "Bankruptcy Filing" shall have the meaning referenced in Section 6.4(a).

        "Bid Procedures Order" shall have the meaning referenced in Section 6.4(c).

        "Boeing Lease" shall have the meaning referenced in Section 1.1(i).

        "Break-Up Fee" shall have the meaning referenced in Section 8.3(b).

        "Buyer" shall have the meaning referenced in the Recitals.

        "Closings" shall have the meaning referenced in Section 3.1.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Competing Bid" shall have the meaning referenced in Section 6.4(c).

        "Competing Transaction" shall have the meaning referenced in Section 6.10.

        "Cure Amounts" shall have the meaning referenced in Section 1.4(a).

        "Escrow Agent" shall have the meaning referenced in Section 6.5.

        "Excluded Assets" shall have the meaning referenced in Section 1.3.

        "Excluded Liabilities" shall have the meaning referenced in Section 1.6.

        "Expense Reimbursement" shall have the meaning referenced in Section 8.3(a).

        "Facility" shall have the meaning referenced in the recitals.

        "Financial Statements" shall have the meaning referenced in Section 4.10.

        "Financing Condition" shall have the meaning referenced in Section 7.1(b).

        "GAAP" shall mean generally accepted accounting principles.

        "Good Faith Deposits" shall have the meaning referenced in Section 6.5.

        "Injection Molding Assets" shall have the meaning referenced in Section 1.2.

        "Injection Molding Assignment and Assumption Agreement" shall have the meaning referenced in Section 3.3(a).

        "Injection Molding Assumed Liabilities" shall have the meaning referenced in Section 1.5.

        "Injection Molding Bill of Sale" shall have the meaning referenced in Section 3.3(b).

        "Injection Molding Business" shall have the meaning referenced in the Recitals.

        "Injection Molding Closing" shall have the meaning referenced in Section 3.1.

        "Injection Molding Closing Date" shall have the meaning referenced in Section 3.1.

        "Injection Molding Due Diligence Condition" shall have the meaning referenced in Section 7.1(b).

        "Injection Molding Good Faith Deposit" shall have the meaning referenced in Section 6.5.

        "Injection Molding Purchase Price" shall have the meaning referenced in Section 3.2.

        "Intellectual Property" means any patents, copyrights, trademarks, service marks, logos, brand names, certification marks, trade names, trade dress and other indications of origin, and any non-public information, know-how, trade secrets, and domain names.

        "Knowledge" shall mean actual knowledge of a particular fact or other matter. For purposes of this Agreement, Seller's Knowledge and Buyer's Knowledge shall, respectively, be limited to the actual knowledge of those persons listed under such party's name on Exhibit A-1.

        "Laws" shall mean applicable federal, state, or local laws, statutes, ordinances, regulations, rules, or orders in effect on the date hereof.

        "Liens" shall mean liens, claims, charges, mortgages, security interests, covenants, conditions, restrictions, easements, rights of way and other encumbrances of any kind or nature.

        "Material Adverse Effect" shall mean any effect which is materially adverse to the business and operation of the Seller Business or the Thermoforming Assets and the Injection Molding Assets, when taken as a whole.

        "MIG" shall mean Morton Industrial Group, Inc.

        "Permitted Liens" shall mean (i) Liens which will be discharged upon payment by Buyer of Assumed Liabilities; (ii) Liens for Taxes arising in the ordinary course of business of the Seller Business and not yet delinquent or being contested in good faith; (iii) Liens on or affecting the Purchased Real Property which would be disclosed on a current title insurance commitment, abstract or report obtained by Buyer with respect to the Purchased Real Property; and (iv) such other Liens as may be permitted to exist pursuant to the Approval Order.

        "Person" shall mean an individual, corporation, partnership, joint venture, unincorporated organization or other person or entity, including a governmental entity.

        "Purchased Assets" shall have the meaning referenced in Section 1.2.

        "Purchased Real Property" shall have the meaning referenced in Section 1.2(f).

        "Seller" shall have the meaning referenced in the Recitals.

        "Seller Business" shall have the meaning referenced in the Recitals.

        "Taxes" shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other contract.

        "Thermoforming Assets" shall have the meaning referenced in Section 1.1.

        "Thermoforming Assignment and Assumption Agreement" shall have the meaning referenced in Section 2.3(a).

        "Thermoforming Assumed Liabilities" shall have the meaning referenced in Section 1.4.

        "Thermoforming Bill of Sale" shall have the meaning referenced in Section 2.3(b).

        "Thermoforming Business" shall have the meaning referenced in the Recitals.

        "Thermoforming Closing" shall have the meaning referenced in Section 2.1.

        "Thermoforming Closing Date" shall have the meaning referenced in Section 2.1.

        "Thermoforming Due Diligence Condition" shall have the meaning referenced in Section 7.1(a).

        "Thermoforming Good Faith Deposit" shall have the meaning referenced in Section 6.5.

        "Thermoforming Purchase Price" shall have the meaning referenced in Section 2.2.

        "WARN" shall mean the Worker Adjustment and Retraining Notification Act, as amended from time to time.